Exhibit 99.1
IsleChem, LLC
Grand Island, NY

April 12, 2010

JBI, Inc retained IsleChem in Dec 2009 to analyze their plastic to oil solution and assist with preparing documentation required for state permits.

We modified JBI's P2O processor to collect data from sensors, residue, and off gas for analysis.

After more than 40 small scale runs of various multicolored mixed plastic feedstocks through the process, and after analyzing the energy consumption, residue, off-gas, and material balance in the process, we have determined:

• JBI's P2O solution is repeatable and scalable.
•	Approximately 85-90% of the hydrocarbon composition in the feedstock is converted into a “near diesel” fuel.
•	Approximately 8% of the hydrocarbon composition in the feedstock is converted to a usable off gas much like natural gas.
•	Approximately 1% of the feedstock remains in the processor as a residue.
•	This analyzed residue contains various metals from coloring agents and other plastic additives that were originally in the feedstock plastic and a small amount of carbon.
•	The fuel product was analyzed with a gas chromatograph and the chromatogram is similar in many respects to diesel fuel.
•	The fuel product viscosity is approximately 2 cst @ 40 degrees C, and is an amber fuel.
•	The fuel product contains only trace amounts of sulphur.
•	The fuel product centane number exceeds 40.
•	The residue does not appear to contain any highly toxic or difficult to dispose of components.
•	There is no evidence of air toxins in the emissions.
•	The energy balance of the process is positive; that is, more energy value is produced than is consumed by the process. Early data suggests that it is by as much as a factor of two.

/s/ Dale R. Kunze

Dale R. Kunze
Vice President, Operations
IsleChem, LLC

IsleChem, LLC
2801 Long Road
Grand Island, NY 14072
(716) 773-8100
(800) 699-8606